Exhibit 99.1

ContraFect Corporation Announces Separation of Units Sold in IPO

YONKERS, New York—September 9, 2014—ContraFect Corporation (NASDAQ: CFRXU), a biotechnology company focused on protein and antibody therapeutic products for life-threatening infectious diseases, announced today that the units issued in ContraFect’s recent initial public offering will separate on September 12, 2014. Each unit consists of one share of our common stock, one Class A warrant to purchase one share of our common stock and one Class B warrant to purchase one-half share of our common stock.

At the commencement of trading on September 12, 2014, the common stock, the Class A warrants and the Class B warrants will trade separately on NASDAQ under the symbols “CFRX”, “CFRXW” and “CFRXZ”, respectively. The units, which are currently traded under the symbol “CFRXU”, will no longer be listed on NASDAQ following the separation.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. Due to drug-resistant and newly emerging pathogens, hospital acquired infections are currently the fourth leading cause of death in the United States, following heart disease, cancer and stroke. We intend to address drug-resistant infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (drug-resistant staphylococcus bacteria) and influenza.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to ContraFect’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of ContraFect’s management but are subject to significant risks and uncertainties, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the timing for the separation of ContraFect’s publicly traded units into their component securities as described herein) may differ from those set forth in the forward-looking statements. Except as required by applicable law, ContraFect expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in ContraFect’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Barry Kappel, Ph.D., MBA

SVP Business Development

Tel: 914-207-2300

E-Mail: invest@contrafect.com

or visit: www.contrafect.com